COVA SERIES TRUST
SUB-ADVISORY AGREEMENT
This Agreement is made between COVA INVESTMENT ADVISORY CORPORATION, an Illinois corporation, having its principal place of business in Oakbrook Terrace, Illinois (hereinafter referred to as the "Advisor"), J.P. Morgan Investment Management Inc., a Delaware corporation, having its principal place of business in New York, New York (hereinafter referred to as the "Sub-Advisor") and Cova Series Trust, a Massachusetts business trust (hereinafter referred to as the "Trust").

WHEREAS, the Trust, an open-end diversified management investment company, as that term is defined in the Investment Company Act of 1940, as amended (the "Act"), that is registered as such with the Securities and Exchange Commission has appointed Advisor as investment adviser for and to the Quality Bond Portfolio, the International Equity Portfolio, the Select Equity Portfolio, the Large Cap Stock Portfolio and the Small Cap Stock Portfolio, each being a sub-trust of the Trust (referred to individually as the "Sub-Trust"), pursuant to the terms of an investment advisory agreement between the Trust and Advisor ("Investment Advisory Agreement");

WHEREAS, Sub-Advisor is engaged in the business of rendering investment management services; and

WHEREAS, Advisor desires to retain Sub-Advisor to provide certain investment management services for the Sub-Trusts as more fully described below;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Retention of Sub-Advisor. Advisor hereby retains Sub-Advisor to assist Advisor in its capacity as investment adviser for the Sub-Trusts. Subject to the oversight and review of Advisor and the Board of Trustees of the Trust, Sub-Advisor shall manage the investment and reinvestment of the assets of the Sub-Trusts. Sub-Advisor will determine in its discretion, subject to the oversight and review of Advisor, the investments to be purchased or sold, will provide Advisor with records concerning its activities which Sub-Advisor is required to maintain by applicable law or regulation, and will render regular reports as Advisor may reasonably request to Advisor and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities.

Subject to paragraph 5 hereof, Sub-Advisor, in its supervision of the investments of the Sub-Trusts, will be guided by each Sub-Trust's investment objectives and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statement and exhibits as may be on the file with the Securities and Exchange Commission, all as communicated by Advisor to Sub-Advisor. Sub-Advisor shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or any Sub-Trust in any way or otherwise be deemed an agent of the Trust or any Sub-Trust.

2. Fee. Advisor shall pay to Sub-Advisor, for all services rendered to the Sub-Trusts by Sub-Advisor hereunder, the sub-advisory fees set forth in Exhibit A attached hereto. During the term of this Agreement, Sub-Advisor will bear all expenses incurred by it in the performance of its duties hereunder. The expenses not to be borne by the Sub-Advisor include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Directors' fees, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

3. Term. The term of this Agreement shall begin on the date of its execution and shall remain in effect for two years from that date and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if such continuation is specifically approved at least annually in the manner required by the Act. This Agreement shall be submitted to the shareholders of the Trust and each Sub-Trust for approval at a shareholders' meeting and shall automatically terminate if not approved by a majority of the shares of the Sub-Trust present and voting at such meeting.

4. Termination. This Agreement may be terminated at any time without the payment of any penalty, by a majority of the Board of Trustees of the Trust, by a vote of the majority of the outstanding shares of beneficial interest of any Sub-Trust or by the Sub-Advisor on sixty (60) days written notice to the Advisor.

This Agreement will terminate five (5) business days after the Sub-Advisor receives written notice of the termination of the Investment Advisory Agreement.

Notwithstanding any provision of this Agreement, this Agreement may not be canceled by the Advisor without the approval of a majority of the Board of Trustees of the Trust.

This Agreement shall automatically terminate in the event of its assignment (as defined in the Act). The Sub-Advisor may employ or contract with any other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out its obligations and duties under this Agreement.

5. Guidelines and Reports. The Advisor agrees on an on-going basis to provide or cause to be provided to the Sub-Advisor guidelines, which may include each Sub-Trust's current prospectus and statement of additional information, to be revised as provided below (the "Guidelines"), setting forth limitations by dollar amount or percentage of net assets, on the types of securities in which the Sub-Trusts are permitted to invest or investment activities in which the Sub-Trusts are permitted to engage. Among other matters, the Guidelines shall set forth clearly the limitations imposed upon the Sub-Trusts as a result of relevant diversification requirements under state and federal law pertaining to insurance products, including, without limitation, the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"). The Guidelines shall remain in effect until 12:00 p.m. on the third business day following actual receipt by the Sub-Advisor of a written notice, denominated clearly as such, setting forth revised Guidelines. Sub-Advisor agrees to provide quarterly reports to Advisor, executed by a duly authorized officer of Sub-Adviser, within ten (10) business days of the close of each calendar quarter certifying as to compliance with said Guidelines. In addition to the quarterly reports, Advisor may request and Sub-Advisor agrees to provide Section 817 diversification compliance reports at more frequent intervals, as reasonably requested by Advisor.

The Advisor agrees to cause to be delivered to a person designated in writing for such purpose by the Sub-Advisor, within ten (10) business days after each quarter end and within ten (10) business days after each month end when the result of the prior quarter's test reflected short-three income exceeding 20% of total income, or more often as necessary, a written report dated the date of its delivery (the "Report") with respect to each Sub-Trust's compliance for its current fiscal year with the short-three test set forth in Section 851 (b)(3) of the Code (the "short-three test"). The Report shall include in chart form the Sub-Trust's gross income (within the meaning of Section 851 of the Code) from the beginning of the current fiscal year to the date of the Report and its cumulative income and gains described in Section 851 (b)(3) of the Code for such period. The Report shall be required only as long as the short-three test remains a requirement of the Code. The Trust and the Advisor agree that the Sub-Advisor may rely on the Guidelines and the Report without independent verification of their accuracy.

6. Liability and Indemnification. The Sub-Advisor shall not be liable for any error in judgment or of law, or for any loss suffered by the Trust or any Sub-Trust in connection with the matters to which this Agreement relates, except
(1) a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor in the performance of its obligations and duties or
(2) by reason of its reckless disregard of its obligations and duties under this Agreement. The Advisor agrees to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses), howsoever arising, from or in connection with this Agreement or the performance by the Sub-Advisor of its duties hereunder, provided, however, that nothing contained herein shall require that the Sub-Advisor be indemnified for any loss suffered by the Trust or the Advisor due to the Sub-Advisor's willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement.

7. Brokerage. The Sub-Advisor shall place all orders for the purchase and sale of portfolio securities for the accounts of the Sub-Trusts with broker-dealers selected by the Sub-Advisor. In executing portfolio transactions and selecting broker-dealers, the Sub-Advisor will use its best efforts to seek best execution on behalf of the Sub-Trusts. In assessing the best execution available for any transaction, the Sub-Advisor shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934) provided to the Sub-Trusts and/or other accounts over which the Sub-Advisor or an affiliate of the Sub-Advisor (to the extent permitted by law) exercises investment discretion. The Sub-Advisor is authorized to cause the Sub-Trusts to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Sub-Trusts which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

8. Amendment. This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved in the manner required by the Act.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

10. Registration as an Investment Advisor. Advisor and Sub-Advisor hereby acknowledge each is registered as an investment adviser under the Investment
Advisers Act of 1940, it will use its reasonable best efforts to maintain such registration, and it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated.

11. Services to Other Companies or Accounts. The Trust and the Adviser understand that the Sub-Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and the Trust and the Adviser have no objection to the Sub-Adviser so acting, provided that whenever a Sub-Trust and one or more other accounts or investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The Sub-Adviser agrees to allocate similar opportunities to sell securities. The Trust and the Adviser recognize that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Sub-Trust. In addition, the Trust understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

12. Books and Records. In compliance with the requirements of Rule 31a-3 under the Act, the Sub-Adviser hereby agrees that all records which it maintains for the Sub-Trusts are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Trust's or the Adviser's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Investment Advisers Act of 1940, as amended, for the period specified in said Rule.

13.  Disclosure.  Neither  the Trust nor the  Advisor  shall,  without the prior written consent of the Sub-Adviser, make representations regarding the Sub-Adviser or any affiliates in any disclosure document, advertisement, sales literature or other promotional materials. Sub-Adviser shall respond in writing within ten (10) business days of any such request for prior written consent from Adviser or any affiliate and in the event Sub-Adviser does not respond in writing, Sub-Adviser shall be deemed to have disapproved the disclosure document, advertisement, sales literature or other promotional materials submitted to Sub-Adviser.

14. Miscellaneous. All notices provided for by this Agreement shall be in writing and shall be deemed given when received, against appropriate receipt, by the President in the case of the Sub-Adviser, the President in the case of the Adviser, and the Trust's Secretary in the case of the Trust, or such other person a party shall designate by notice to the other parties. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement among the parties relating to the subject matter hereof. The paragraph headings of this Agreement are for convenience of reference and do not constitute a part hereof.

Witness the due execution hereof this _____ day of __________ .

Attest:                        COVA INVESTMENT ADVISORY
                               CORPORATION

______________________________ By: ___________________________

Attest:                        J.P. MORGAN INVESTMENT
                               MANAGEMENT INC.

______________________________ By: ___________________________

Attest:                        COVA SERIES TRUST

______________________________ By: ___________________________



EXHIBIT A


COVA SERIES TRUST
SUB-ADVISORY COMPENSATION
For all services rendered by Sub-Advisor hereunder, Advisor shall pay to Sub-Advisor and Sub-Advisor agrees to accept as full compensation for all services rendered hereunder, fees at the end of each calendar month equal to a percentage of the average daily net assets of the Sub-Trusts as follows:

Portfolio              Average Daily Net Assets  % Per Annum
---------------       -------------------------  -------------

Quality Bond Portfolio First $75 million           .30 of 1%
                       Over $75 million            .25 of 1%

International          First $50 million           .60 of 1%
Equity Portfolio       Over $50 million            .50 of 1%

Select Equity Portfolio  First $50 million         .50 of 1%
                       Over $50 million            .40 of 1%

Large Cap                                          .40 of 1%
Stock Portfolio

Small Cap                                          .60 of 1%
Stock Portfolio